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PHase 3 data on Heplisav in adults aged 18-55 published in vaccine

Berkeley, CA - February 13, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) announced today that results of a pivotal Phase 3 trial of HEPLISAV (HBV-10) were published online in the journal VACCINE. Data from this study will be used to support the HEPLISAV Biologics License Application (BLA) submission for an indication in adults 18-70 years of age. The article concludes that a short, two-dose regimen of HEPLISAV over 1 month was well-tolerated and induced superior immunogenicity and earlier onset of protection than a three-dose regimen of a licensed hepatitis B vaccine over 6 months.

The article entitled "Comparison of Safety and Immunogenicity of Two Doses of Investigational Hepatitis B Virus Surface Antigen Co-administered with an Immunostimulatory Phosphorothioate Oligodeoxyribonucleotide and Three Doses of a Licensed Hepatitis B Vaccine in Healthy Adults 18-55 Years of Age" describes the results from one of the two pivotal Phase 3 trials of HEPLISAV. Dr. Scott Halperin of Dalhousie University was the principal investigator and lead author. The trial compared the safety and immunogenicity of HEPLISAV with Engerix-B® in 2,415 adults randomized in a ratio of 3:1, HEPLISAV to Engerix-B. The seroprotection rate at the primary endpoint after 2 doses for HEPLISAV (95%) was significantly higher than after 3 doses for Engerix-B (81%). Superiority of the seroprotection rates for HEPLISAV was demonstrated at all time points measured.

Dynavax plans to submit the BLA for HEPLISAV by the middle of May for an indication in adults 18-70 years of age.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In earlier Phase 3 trials, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as 1018 ISS to enhance the immune response.

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Engerix-B® is a registered trademark of GlaxoSmithKline

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking statements," including those relating to the HEPLISAV BLA, planned indication, and timing of the submission, that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA will be accepted for filing; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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